Exhibit 10.2

PLEDGES over the Shares in SPORTSTECH BRANDS HOLDING GMBH

(Verpfändung der Geschäftsanteile an der Sportstech Brands Holding GmbH)

between

ALI AHMAD

as Pledgor

Sportstech Brands Holding GmbH

as Pledged Company

and

Interactive Strength Inc.

as Pledgee

Execution Version

Contents

CLAUSE PAGE

1.	Definitions and Interpretation	3
2.	Creation of Pledge over Shares	6
3.	Security Purpose	6
4.	Notification of Pledge	6
5.	Further Agreements	6
6.	Pledgor's Rights	7
7.	Representations	8
8.	General Undertakings	8
9.	Information Undertakings	9
10.	Further Assurance	10
11.	Enforcement Event	10
12.	Realisation of the Pledges	10
13.	Release of Security	11
14.	Liability and Indemnity	11
15.	Costs and Expenses	12
16.	Transfer and Assignment	12
17.	Miscellaneous	13

SCHEDULES PAGE

Schedule 1 Existing Shares	15

Execution Version

THIS SHARE PLEDGE AGREEMENT (the "Agreement") is entered into on 27 January 2025

BETWEEN:

(1) Ali Ahmad, having his address at ;

– the "Pledgor" –

(2) Sportstech Brands Holding GmbH, a limited liability company organised under the laws of the Federal Republic of Germany, having its business address at Karl-Liebknecht-Straße 7, 10178 Berlin, Germany and being registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg under registration number HRB 142084 B;

– the "Pledged Company" –

(3) Interactive Strength Inc., incorporated under the laws of Delaware, United States, having its registered office at 1005 Congress Avenue, Suite 925, Austin, TX 78701

– the "Pledgee" –

The parties to (1) through to (3) will hereafter be referred to jointly as the "Parties" and individually as a "Party".

PREAMBLE

(A) Pursuant to a loan agreement dated on or about the date hereof between Sportstech Brands Holding GmbH as borrower (the "Borrower") and the Pledgee as lender (the "Lender") (as amended, varied, novated, supplemented, superseded or extended from time to time, the "Loan Agreement"), the Lender has agreed to grant certain loans to the Borrower.

(B) The conclusion of this Agreement is a condition of utilisation under the Loan Agreement.

NOW IT IS AGREED as follows:

1. Definitions and Interpretation

1.1 Definitions

Subject to Clause 1.2 (Interpretation) below, in this Agreement the following terms shall have the meanings set out below:

Ancillary Rights means all present and future claims:

(a) to the profits (Gewinnansprüche) attributable to the Pledged Shares;

(b) to all purchase or subscription rights in respect of old or new shares in the Pledged Company;

(c) to liquidation proceeds (Liquidationserlöse) including the right to the liquidation quota, for consideration for redemption (Einziehungsentgelt), repaid capital in case of a capital decrease, for compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Pledged Company and to all surplus in case of the realisation of surrender (Preisgabe); and

Execution Version

(d) to all other pecuniary claims (geldwerte Forderungen) and all other rights and benefits pertaining to the Pledged Shares,

save, for the avoidance of doubt, the voting rights pertaining to the Pledged Shares.

Business Day means any day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main.

Collateral means the Pledged Shares and the Ancillary Rights.

Existing Shares means the shares in the Pledged Company as described in Schedule 1 (Existing Shares).

Finance Documents means this Agreement, the Loan Agreement, any subordination agreement, any security agreement, any hedging agreement, any mandate letter, any fee letter, any accession letter, any resignation letter, any termination letter entered into or that will be entered into in connection with the Loan Agreement and any other document designated as such by the Lender and the Borrower.

Future Shares means all shares in the Pledged Company which the Pledgor will acquire subsequently to the date of this Agreement, e.g. by way of a share transfer, capital increase, exercise of pre-emptive rights, universal succession or otherwise.

Insolvency Event means any of the following events:

(a) the Pledgor or the Borrower is over-indebted (überschuldet) within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung), is unable or is expected to be unable to pay his/its debts as they fall due (Zahlungsunfähigkeit or drohende Zahlungsunfähigkeit) within the meaning of Section 17 para. 2 or 18 para. 2 of the German Insolvency Code (Insolvenzordnung), generally discontinues payments to his/its debtors or agrees or declares in the anticipation of financial difficulties a moratorium or any composition, compromise, arrangement, settlement or standstill agreement with any of his/its creditors;

(b) against the assets of the Pledgor or of the Borrower is filed insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) for any of the reasons set out in Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) (other than a petition or application which is vexatious or frivolous and which is discharged, stayed or dismissed within fourteen (14) Business Days of application);

(c) the Pledgor or the Borrower makes an offer to the affected parties to accept a restructuring plan set out in Section 17 German Corporate Stabilization and Restructuring Act (Unternehmensstabilisierungs- und -restrukturierungsgesetz), puts a restructuring plan to vote in court proceedings (Section 23 German Corporate Stabilization and Restructuring Act), makes use of procedural instruments of the stabilization and restructuring framework set out in Section 29 German Corporate Stabilization and Restructuring Act or notifies a restructuring plan to the competent restructuring court (Section 31 German Corporate Stabilization and Restructuring Act);

(d) there are any actions or other steps taken for the solvent or compulsory liquidation or dissolution of the Pledgor or the Borrower; or

(e) the occurrence of analogous events or the initiation of similar procedures, measures or steps under the law of any other jurisdiction against the Pledgor or the Borrower.

Execution Version

Pledged Shares means the Existing Shares and the Future Shares.

Pledges means the pledges created pursuant to Clause 2 (Creation of Pledge over Shares) below.

Restriction Event means any of the following circumstances:

(a) the Pledgor materially breaches the obligations under this Agreement;

(b) the occurrence of an Insolvency Event concerning the Pledgor or the Borrower;

(c) the occurrence of an event of default under the Loan Agreement which is continuing;

(d) the occurrence of an Enforcement Event pursuant to Clause 11 (Enforcement Event); or

(e) any other circumstance that infringes or threatens to infringe the legitimate interest of the Pledgee.

Secured Obligations means any and all claims (present and future, actual and contingent) in their respective scope, possibly extended, prolongated or increased after the conclusion of this Agreement which the Pledgee may have against the Borrower under or in connection with the Finance Documents as amended from time to time, in each case irrespective of being of contractual (vertraglich), quasi-contractual (quasi-vertraglich) or tortious (deliktisch) legal nature or resulting from unjustified enrichment (ungerechtfertigter Bereicherung) or arising from the insolvency administrator's choice to fulfil mutual agreements according to Section 103 of the German Insolvency Code (Insolvenzordnung).

Transaction Security means the aggregate of any and all security granted to secure the Secured Obligations.

1.2 Interpretation

(a) References to any Party to this Agreement shall be construed so as to include such Party's successors in title, permitted assignees and permitted transferees (Rechtsnachfolger) and any other person following in the capacities conferred to any of the Parties hereto by the Finance Documents.

(b) Save where the contrary is indicated, the singular of any defined term includes the plural, and vice versa.

(c) References to provisions of any law or regulation shall be construed as references to those provisions as applicable as amended, modified, re-enacted or replaced from time to time (dynamischer Verweis).

(d) References to this Agreement (including its Schedules) and any other Finance Documents shall be construed as references to this Agreement (including its Schedules) or such other Finance Documents as amended, varied, novated, supplemented, superseded, restated or extended from time to time (dynamischer Verweis).

(e) Wherever in this Agreement in a certain context the terms "including", "in particular", "particularly" or "e.g." or similar terms are used, they shall only indicate an exemplary list or enumeration in that context, but this exemplary list or enumeration shall neither be conclusive nor express any limitation to that context.

(f) The terms "promptly" or "without undue delay" shall be construed as "ohne schuldhaftes Zögern" within the meaning of Section 121 BGB.

Execution Version

(g) The term "BGB" shall mean the German "Bürgerliches Gesetzbuch" (German Civil Code).

(h) The term "GmbHG" shall mean "Gesetz betreffend die Gesellschaften mit beschränkter Haftung" (German Limited Liability Companies' Act).

(i) This Agreement is made in the English language and the English language version of this Agreement shall prevail over any translation of this Agreement. However, this Agreement and its terms shall be construed according to German law and where a German translation of a word, term or phrase appears in the body of this Agreement, the German translation of such word, term or phrase shall prevail.

2. Creation of Pledge over Shares

2.1 The Pledgor hereby grants a first ranking pledge to the Pledgee over his Collateral.

2.2 The Pledgee hereby accepts the pledge of the Collateral.

2.3 If any of the shares in the Pledged Company held by the Pledgor for whatever reason have not been, or only incompletely or incorrectly, included or described in Schedule 1 (Existing Shares), such share shall nonetheless be fully pledged by this Agreement and the validity and scope of the security created within this Agreement shall not be affected thereby.

2.4 The Pledgor undertakes to enter into this Agreement pursuant to the terms hereof for the benefit of the Pledgee. This Agreement supersedes any stated oral or written undertaking of the Pledgor to provide the Pledges under any foreign law.

3. Security Purpose

The Collateral serves as a security for the Secured Obligations.

4. Notification of Pledge

The Pledged Company is herewith notified of the Pledges over the Collateral. The Pledged Company declares that it has taken notice of the Pledges.

5. Further Agreements

5.1 The Pledgor hereby declares that in the case he is not or ceases to be the personal debtor of the Secured Obligations he:

(a) waives (i) the defence of voidability of the Secured Obligations by the Borrower (Verzicht auf die Einrede der Anfechtbarkeit) unless the voidability results from deceit or unlawful duress within the meaning of Section 123 BGB and (ii) the defence that the Borrower may determine the Secured Obligations by any other unilateral declaration (Verzicht auf die Einrede sonstiger Gestaltungsrechte) (waiver of Sections 1211 BGB, 770 para. 1 BGB (analogue));

(b) waives the defence of set-off of the Secured Obligations (Verzicht auf die Einrede der Aufrechenbarkeit) (i) by the Pledgee, unless the Borrower's counterclaims are uncontested or have been finally adjudicated by a court (waiver of Sections 1211 BGB,

Execution Version

770 para. 2 BGB) or (ii) by the Borrower, unless the Borrower's claims are uncontested or have been finally adjudicated by a court (waiver of Section 770 para. 1/2 BGB analogue);

(c) waives the right to satisfy the Secured Obligations (i) by way of set-off (Aufrechnung) with his own claims against any Pledgee, unless such claims are uncontested or have been finally adjudicated by a court or result from the exercise of a statutory right of revocation (gesetzliches Widerrufsrecht) or (ii) by way of deposit (Hinterlegung) (waiver of Section 1224 BGB);

(d) agrees that the Pledges shall always secure the Secured Obligations to their full extent, also when extended after the date of this Agreement (waiver of Section 1210 para. 1 sentence 2 BGB); and

(e) agrees by way of a pactum de non petendo not to assert any rights (including any recourse claim against the Borrower and any claim for transfer of non-accessory security rights (nicht-akzessorische Sicherungsrechte) securing the Secured Obligations) which may pass to him by subrogation pursuant to Section 1225 BGB or otherwise upon discharge of any Secured Obligation, unless all Secured Obligations have been finally and completely discharged.

5.2 The Parties to this Agreement hereby derogate from Section 418 BGB and agree that if the Secured Obligations pass over to any third party by way of assumption of debts (Schuldübernahme) or transfer of all rights and obligations (Vertragsübernahme), the Pledges created pursuant to this Agreement shall continue to exist.

6. Pledgor's Rights

6.1 Unless expressly prohibited by the terms of this Agreement or the terms of other Finance Documents and notwithstanding that the Ancillary Rights are pledged hereunder, the Pledgor shall be entitled to receive, retain and exercise all Ancillary Rights associated with his shares, including profit payments whether in cash, in kind or any other form which he accepts in place of payment (an Erfüllung statt).

6.2 Upon the occurrence of a Restriction Event, the Pledgee may revoke the entitlement to Ancillary Rights.

6.3 Notwithstanding the foregoing, the Pledgor is obliged to ensure for the duration of the pledge of the Ancillary Rights, that the Pledged Company makes payments on the Ancillary Rights to an account held by and pledged in favour of the Pledgee.

6.4 The voting rights pertaining to the Pledged Shares (or any part thereof) remain at all times with the Pledgor. The Pledgor, however, shall at all times until full payment or discharge of all Secured Obligations or the release of the Pledges exercise the voting rights in good faith in order to ensure that the validity and enforceability of the Pledges and the existence of all (or part of) the Collateral are not in any way jeopardised.

6.5 Even if the requirements for realisation set out in Clauses 11 (Enforcement Event) and 12 (Realisation of the Pledges) below are met, the Pledgee shall not, whether in its own name, as proxy or otherwise, be entitled to exercise the voting rights attached to the Pledged Shares (or any part thereof). In this event, however, the Pledgor shall allow the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all

Execution Version

shareholders' meetings of the Pledged Company as attendants without power to vote. The Pledgee's right to attend the shareholders' meeting shall expire if the Secured Obligations have been finally and fully satisfied and discharged.

7. Representations

The Pledgor represents and warrants by way of an independent guarantee (selbständiges Garantieversprechen) that:

(a) no Insolvency Event concerning him has occurred;

(b) the statements made in Schedule 1 (Existing Shares) are true and accurate;

(c) the Pledged Company is duly incorporated and validly existing under the laws of the Federal Republic of Germany and no Insolvency Event concerning it has occurred;

(d) the Existing Shares are fully and validly paid in and have not been repaid to the Pledgor in any way and there is no obligation for him to make additional contributions (Nachschüsse);

(e) he can freely dispose of the Collateral and the Collateral is free from any pledges, liens or other third parties' rights or claims;

(f) all facts required by law to be entered into the commercial register (Handelsregister) for the Pledged Company have been entered into the commercial register (Handelsregister) and no shareholders' resolutions regarding changes in the articles of association of the Pledged Company have been passed which are not entered into the commercial register (Handelsregister) of the Pledged Company; and

(g) unless expressly permitted by any Finance Document, there are (i) no controlling agreements (Beherrschungsverträge), profit and loss pooling agreements (Ergebnis- und Gewinnabführungsverträge) or other enterprise agreements (Unternehmensverträge) within the meaning of Section 292 German Stock Corporation Act (Aktiengesetz), (ii) no enjoyment rights (Genussrechte) issued by the Pledged Company and (iii) no other arrangements (such as, for example, silent partnerships (stille Gesellschaften)) by which any person is entitled to participate in the profits or revenue of the Pledged Company or to the issuance of shares in the Pledged Company.

8. General Undertakings

The Pledgor undertakes:

(a) not to make or request (or to vote for) any repayment of the share capital of the Pledged Company in any way and to promptly effect any payments to be made in respect of the Pledged Shares (such as, inter alia, payments on future shares (Einlagen), payments for additional contributions (Nachschüsse) or payments required in order to comply with the applicable capital contribution and capital maintenance provisions (Kapitalaufbringungs- und Kapitalerhaltungsvorschriften));

(b) save as expressly permitted by the Finance Documents or by the Pledgee in each individual case, not to allow any person (other than himself) to subscribe for any shares

Execution Version

resulting from a capital increase in the Pledged Company without the prior written consent of the Pledgee;

(c) save as expressly permitted by this Agreement, by other Finance Documents or by prior written consent of the Pledgee, to refrain from any act or omission which might adversely affect or jeopardise directly or indirectly the validity or the enforceability of the Pledges created hereunder, in particular:

(i) to refrain from any acts or omissions, which would result the Collateral ceasing to exist or being encumbered in any way;

(ii) not to dispose of any of the Collateral or any part thereof or interest therein, including not to sell, transfer or encumber in any way the Collateral; and

(iii) not to participate in, vote for or support (i) the conclusion of any controlling agreements (Beherrschungsverträge), profit and loss pooling agreements (Ergebnis- und Gewinnabführungsverträge) or other enterprise agreements (Unternehmensverträge) within the meaning of Section 292 German Stock Corporation Act (Aktiengesetz), (ii) the issue of enjoyment rights (Genussrechte) by the Pledged Company or (iii) other arrangements (such as, for example, silent partnerships (stille Gesellschaften) agreements) by which any person becomes entitled to a participation in the profits or revenue of the Pledged Company or to the issuance of shares in the Pledged Company.

9. Information Undertakings

9.1 The Pledgor undertakes to promptly notify the Pledgee:

(a) of any envisaged change in the shareholdings in, or the capital of, the Pledged Company or of any changes to the articles of association or to the registrations in the commercial register (Handelsregister) of the Pledged Company other than with respect to holders of a statutory power of attorney (Prokura);

(b) of any encumbrance of Pledged Shares (or part of them) or the attribution of an objection (Widerspruch) in relation to any Pledged Share in the shareholders' list (Gesellschaferliste) as filed with the commercial register (Handelsregister);

(c) of any ordinary or extraordinary shareholders' meeting in which a shareholders' resolution is intended to be adopted which (or by his implementation) could reasonably be expected to have an adverse effect on the value, validity or realisation of any of the Pledges or of the Collateral;

(d) of any attachments and/or transfer (Beschlagnahme, Pfändung und/oder Überweisung) in respect of the Collateral or any part thereof or any other measures which may impair or jeopardise the Pledgee's rights relating thereto; and

(e) of any event or circumstance (other than the amendment of laws or their interpretation) which affects or is reasonably likely to affect the validity or enforceability of the Pledges or the Collateral created hereunder.

9.2 The Pledgor is obliged upon request of the Pledgee to deliver promptly all information relating to the Collateral necessary or expedient to exercise the Pledgee's rights under this Agreement or to examine the Collateral.

Execution Version

10. Further Assurance

10.1 The Pledgor shall, upon the request of the Pledgee and at his own expense, make such declarations and take whatever action or measure the Pledgee may reasonably require or reasonably consider expedient for creating, perfecting or protecting the Collateral and the Pledges, or execrcising his rights under this Agreement. Upon prior notice, the Pledgee and any persons authorised by him shall be entitled to inspect all information, records and documentation in relation to the Collateral.

10.2 Upon the occurrence of a Restriction Event, the Pledgor is obliged, at the request of the Pledgee to promptly hand over any information, records and documents which are necessary for the examination and the enforcement of the Collateral.

11. Enforcement Event

If the requirements set forth in Sections 1273 para. 2, 1228 para. 2 BGB with regard to the enforcement of Pledges are met (Pfandreife), in particular if the Secured Obligations have fully or partially not been paid when due and payable and such payment default (Zahlungsverzug) is continuing ("Enforcement Event"), the Pledgee may (in addition to any rights and remedies the Pledgee may be entitled to under any of the Finance Documents or by law) enforce its rights hereunder and realise the Collateral in accordance with Clause 12 (Realisation of the Pledges) without obtaining a final judgment or other instrument (vollstreckbarer Titel) against the Pledgor (derogation of Section 1277 BGB).

12. Realisation of the Pledges

12.1 By derogation from Section 1234 BGB and Section 368 German Commercial Code (Handelsgesetzbuch) the Pledgee shall be entitled upon the occurrence of an Enforcement Event to realise the whole or part of the Pledges and thereby to use all rights conferred to a pledgee by German law. The realisation is only admissible after a period of at least five (5) Business Days after the Pledgee has notified in writing the Pledgor about the occurrence of the Enforcement Event, requesting from the Pledgor the remedy of the Enforcement Event within that period and notifying the Pledgor that otherwise the Pledges will be realised (the "Enforcement Notification"). The Pledgee is then particularly entitled to:

(a) realise the Collateral by way of a public auction (öffentliche Versteigerung) in accordance with Section 1235 para. 1 BGB that may be held at any place in the Federal Republic of Germany determined by the Pledgee;

(b) collect any pecuniary Ancillary Right (in particular profits) in accordance with Section 1282 para. 1 BGB; and/or

(c) a private sale of the Collateral (freihändiger Verkauf) at the current price (laufender Preis), as far as it has a stock exchange or market price (Börsen- oder Marktpreis) or acquire the title itself (Verfallsvereinbarung), provided that the Pledges constitute a commercial pledge (gewerbliches Pfand) pursuant to Section 1259 BGB.

12.2 No Enforcement Notification or observance of a waiting or notice period shall be required if:

(a) an Insolvency Event has occurred in respect of the Pledgor or the Borrower; or

Execution Version

(b) the Pledgee determines in its sole reasonable discretion that such an Enforcement Notification or waiting period would or might endanger the security interest of the Pledgee.

12.3 The Pledgee shall take any enforcement measures only to the extent necessary to satisfy outstanding Secured Obligations and shall apply the proceeds of such realisation towards the Secured Obligations. Notwithstanding the aforementioned, the Pledgee may enforce any and all of its Pledges over the Pledged Shares in the Pledged Company to satisfy the Secured Obligations. Insofar, Section 1230 sentence 2 BGB does not apply.

12.4 To the extent that after application of the enforcement proceeds towards the Secured Obligations any surplus remains, this surplus shall be surrendered to the Pledgor or such other person as may be entitled thereto.

12.5 The Pledgee may in its sole discretion determine which part of the Transaction Security shall be used to satisfy the Secured Obligations. However, in doing so it must take into account the legitimate interests of the Pledgor.t

13. Release of Security

13.1 The Collateral shall be released (or the release shall be confirmed as a matter of record) by the Pledgee if the Secured Obligations are not only temporarily paid or discharged in full and shall, as the case may be, be re-assigned or re-transferred to the Pledgor, unless an assignment or transfer of the Collateral to a third party is required by law. The Parties are aware that upon full and complete satisfaction of the Secured Obligations the Pledges, due to their accessory nature (Akzessorietät) cease to exist by operation of German law and that in this event a release is just a matter of record.

13.2 Prior to full payment or discharge of the Secured Obligations, the Pledgee shall at any time, at the request of the Pledgor, release title in corresponding parts of the Collateral or, at the Pledgee's option, other Transaction Security provided in respect of the Secured Obligations if and to the extent that the realisable value (realisierbarer Wert) of the Collateral, alone or together with any other Transaction Security not only temporarily exceeds the aggregate amount of the Secured Obligations by 10%. If in connection with the realisation of the Pledges the Pledgee is charged with value added tax (Umsatzsteuer), such value added tax shall be taken into account when calculating this percentage. The Pledgee may at its sole discretion determine which part of the Transaction Security shall be released.

14. Liability and Indemnity

14.1 The Pledgee shall not be liable for any damage of the Pledgor caused by a culpable (schuldhafte) breach of duty (Pflichtverletzung) or culpable (schuldhafte) tortious act (unerlaubte Handlung) committed by the Pledgee or its legal representatives or vicarious agents (Erfüllungsgehilfen) at the time of or after conclusion of this Agreement. This shall not include (i) damage due to a breach of a material obligation (Kardinalpflicht) under this Agreement by the Pledgee or its legal representatives or vicarious agents (Erfüllungsgehilfen), (ii) damage due to injury to life, body or health caused by a breach of duty (Pflichtverletzung) or tortious act (unerlaubte Handlung) by the Pledgee or its legal representatives or vicarious agents (Erfüllungsgehilfen) and (iii) other damage due to a wilful (vorsätzlich) or grossly

Execution Version

negligent (grob fahrlässig) breach of duty (Pflichtverletzung) or a wilful (vorsätzlich) or grossly negligent (grob fahrlässig) tortious act (unerlaubte Handlung) by the Pledgee or its legal representatives or vicarious agents (Erfüllungsgehilfen).

14.2 The Pledgor shall indemnify and hold harmless the Pledgee for and from any liabilities, losses, demands, damage, expenses and costs (plus VAT apportionable thereto (if any) and including legal or other advisers' fees calculated on the basis of working hours) incurred, asserted, threatened or suffered by the Pledgee in connection with this Agreement. This shall not include liabilities, losses, demands, damage, expenses and costs (i) due to a breach of a material obligation (Kardinalpflicht) under this Agreement by the Pledgee or its legal representatives or vicarious agents (Erfüllungsgehilfen), (ii) due to losses incurred because of an injury to life, body or health resulting from a breach of duty (Pflichtverletzung) or tortious act (unerlaubte Handlung) by the Pledgee or its legal representatives or vicarious agents (Erfüllungsgehilfen), and (iii) due to a wilful (vorsätzlich) or grossly negligent (grob fahrlässig) breach of duty (Pflichtverletzung) or wilful (vorsätzlich) or grossly negligent (grob fahrlässig) tortious act (unerlaubte Handlung) by the Pledgee or its legal representatives or vicarious agents (Erfüllungsgehilfen).

14.3 For the purpose of this Clause 14, material obligations (Kardinalpflichten) means any and all obligations the fulfilment of which is indispensable for the proper execution of this Agreement and on the compliance of which the Pledgor may generally rely.

15. Costs and Expenses

The Pledgor shall be liable and shall promptly pay on demand to the Pledgee the amount of all costs (including any court costs) and expenses (including legal or other advisers' fees calculated on the basis of working hours), in each case plus VAT apportionable thereto (if any),

(a) incurred by the Pledgee in connection with the realisation, enforcement, release and the preservation of the Collateral or the exercise of any other rights arising from this Agreement;

(b) incurred by the notarisation of this Agreement (Beurkundungskosten); and/or

(c) reasonably incurred by the Pledgee in connection with the negotiation and preparation of this Agreement subject to a cap of EUR 10,000 (plus VAT and costs (if any)) for all Finance Documents.

16. Transfer and Assignment

16.1 The Pledgee may freely assign and transfer (by way of assumption of contract (Vertragsübernahme), the transfer or assignment of the Secured Obligations or otherwise) all or parts of its rights and obligations under this Agreement to any person. The Pledgor undertakes upon request of the Pledgee, to enter into any agreement or otherwise to do whatever is reasonably required in order to make available to such person the benefit of this Agreement as if it had been a party hereto from the outset. The Pledgor may not assign and/or transfer any rights and obligations under this Agreement.

Execution Version

16.2 The Parties are aware that upon transfer or assignment of the Secured Obligations, the Pledges will, due to their accessory nature (Akzessorietät) follow by operation of law the so transferred or assigned Secured Obligations.

17. Miscellaneous

17.1 Partial Invalidity and Contractual Loophole

(a) If, at any time, any provision of this Agreement is or becomes fully or partially invalid, illegal, unenforceable or impractical in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired. An invalid, illegal, unenforceable and/or impracticable provision, which qualifies as a standard term of business (Allgemeine Geschäftsbedingung) in the meaning of Section 305 para. 1 BGB, shall be deemed replaced by the respective statutory provisions (Section 306 para. 2 BGB). In case there are no respective statutory provisions applicable or the invalid, illegal, unenforceable and/or impracticable provision does not qualify as a standard term of business (Allgemeine Geschäftsbedingung), the invalid, illegal, unenforceable and/or impracticable provision shall be deemed replaced by such valid, legal and enforceable provision or arrangement which comes as close as possible to the spirit and economic purpose of this Agreement and the original intent of the Parties. The Parties expressly agree that the foregoing provision does not merely shift the burden of proof but that Section 139 BGB shall entirely not apply so that none of the Parties have to argue (darlegen) and prove (beweisen) the Parties' intent to uphold this Agreement even without the invalid, illegal, unenforceable and/or impracticable provision.

(b) Any standard terms of business (Allgemeine Geschäftsbedingungen) within the meaning of Section 305 para. 1 BGB which are not validly incorporated in this Agreement shall be replaced by the respective statutory provisions (Section 306 para. 2 BGB). In the case that there are no respective statutory provisions applicable or in the event of any other omission or contractual loophole (Vertragslücke) not caused by an invalid incorporation of any standard term of business or if any provision of this Agreement is ambiguous or incomplete, the Agreement shall be construed or amended in a manner that best reflects the spirit, contents and purpose of this Agreement and in such a case the provisions apply which are consistent with what the Parties would have agreed if they had recognised the need for construction or amendment when concluding the Agreement.

17.2 Schedules

All Schedules attached hereto form an integral part of this Agreement.

17.3 Amendments

(a) Changes and amendments to this Agreement including this Clause 17.3 shall be made in writing, unless a stricter form is required by law.

(b) No oral supplements to this Agreement have been made.

17.4 Governing Law

This Agreement, its interpretation and any contractual obligations in connection with it are governed by the substantive laws of the Federal Republic of Germany.

Execution Version

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IN WITNESS WHEREOF, this Notarial Deed including its Schedules has been read aloud to the appeared in presence of me, the Notary Public, thereupon approved by the appeared and thereafter signed by the appeared and me, the Notary Public as follows:

Execution Version

Schedule 1
Existing Shares

Signatures

Ali Ahmad
represented by:
/s/ Ali Ahmad
Name:	Ali Ahmad
Sportstech Brands Holding GmbH
represented by:
/s/ Ali Ahmad
Name:	Ali Ahmad
Title:	Managing Director
Interactive Strength Inc.
represented by:
/s/ Trent Ward
Name:	Trent Ward
Title:	Chief Executive Officer